Exhibit 10.04

EXTENSION EXECUTIVE EMPLOYMENT AGREEMENT

Mark A. Bock

June 14, 2007

EXTENSION EXECUTIVE EMPLOYMENT AGREEMENT

Mark A. Bock

Whereas, Certified Diabetic Services, Inc., a State of Delaware Corporation (“the Company”) is in the business as a diabetic supplies mail order business complemented by other mail order business, products and services for it clients; and

Whereas, Mr. Mark A. Bock, (“Executive”) located at 4260 3rd Avenue SW, Naples, FL 34119, has been providing services under an existing contract that commenced June 25, 2006, and expires September 30, 2006. The Executive has been operating as Financial Consultant during the aforementioned time period providing the Company with Financial Consulting including closing the monthly income statements and balance sheets for year 2005, providing information for Auditors, providing schedules for new debt arrangements and making adjustments as directed by the Auditors to the financial statements and general ledger of the Company.

Whereas, the Company wishes to retain the services of the Executive and the Executive wishes to have his services be retained by the Company.

Now, therefore, the parties agree as follows:

Terms of this Agreement: The terms and conditions of this agreement and the employment of the Executive shall continue for two (2) consecutive one (1) year periods commencing on October 1, 2006 and extending to September 30, 2010.

Services of the Executive: Executive is hereby expected to perform services for the Company for the term of the agreement in such capacity as by title and by duties, Vice President and Chief Financial Officer, whose responsibilities are to include but does not exclude and takes take full responsibility for the protection and guardianship of all of the Company’s assets, reporting to the Chairman and Chief Executive Officer and providing reports for all financial information, forecasts, management operations information and any irregularities to the Board of Directors. The Executive is responsible for providing business operation information and financial information to comply with SEC regulations on a quarterly and annual basis. The Executive is to provide reports of financial condition and business information to legal counsel, board of directors, and annual shareholder meetings. The Executive is responsible for outside professionals consisting of monthly accounting review and auditor functions. The Executive is to perform operational and general management duties for the Company including upgrading existing operational control systems, developing management information systems, negotiate with debt and other funding sources.

Reporting Structure: Reporting to the Executive is the Controller, Accounting, including Accounts Payable, Accounts Receivable, Billing Processes, Warehousing and existing and new Product Purchasing. The Executive shall report to the Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”).

EXTENSION EXECUTIVE EMPLOYMENT AGREEMENT

Mark A. Bock

June 14, 2007

Change of Control: In the event of a change of control (“Control Change”) of the Company as defined by any of the following including but not excluding any other definition of change of control, the IRS, SEC regulations, Company Articles of Incorporation, its Bylaws or change of control from the sale, merger or takeover of 15% of the Company by individuals or another entity for whatever reason, the Executive may terminate his employment within a 6 month period after such event and will be entitled to continue to be paid pursuant to all of the terms of this Extended Employment Contract Agreement. This extended agreement shall be entrust to any entity, party or parties of the Control Change and shall remain in full force and effect until its natural termination on March 31, 2010.

Compensation: The Company agrees to pay the Executive $140,000 per year during the first extension year commencing May 31, 2008, and continuing through the second (2nd) consecutive year through March 31, 2010. Any increases in compensation during the term of this agreement are to be determined by the Board of Directors. Unpaid compensation of any sort in this agreement shall be accrued and mutually agreed to be paid as is economically reasonable by the Company. Further, upon the natural termination of this agreement, any unpaid compensation shall be paid over a mutually agreed upon period of time.

Insurance: The Company agrees to pay all the Executive’s family’s health and hospitalization insurance, dental and vision (“the Plan”) expenses with the exception of those portions of the Plan, co-pay or deductibles which are to be paid by the Executive. In the event certain medical coverage is not within the plan and those health procedures or hospital confinement items missing from the medical coverage plan are not covered by the Plan including family-out-of-plan coverage for health, hospitalization, dental, vision, and dermatology, expenses are agreed to be paid by the Company for the term of this extended agreement. In addition, if and when the Executive reaches retirement age as determined by coverage for Medicare Part A and B, the Company shall provide at its expense a full supplemental policy for the life of the Executive. The Company, if financially reasonable as determined by the Board of Directors, at its expense shall provide Key Man life insurance directing the Company to be its beneficiary and an amount of life insurance of an equal amount to Key Man insurance for the Executive as an individual shall be paid for by the Company for the life of the Executive directing the Executive’s Spouse or Life Estate to be the beneficiary.

Incentive Plan: In addition to the above compensation, the Company agrees to set up an annual performance bonus pool of funds which includes the Executive, other key executives and employees in the Company. The Executive may also be paid cash incentives as directed by the Board of Directors. The bonus pool plan, yet undetermined for 2007, is to be set during the fourth (4th) quarter of the previous year by the Board of Directors and the Executive. The Executive has a shared responsibility with the Chairman and Chief Executive Officer for the development of the overall incentive plan for the company. The Executive and the Board of Directors must agree that the performance goals are achievable for the Company as set forth in each yearly plan. In addition, the Executive is to insure that other executives and employees who are to be included in the bonus pool and agree to the goals as set forth in the plan. The amount of the bonus pool to be paid to the

EXTENSION EXECUTIVE EMPLOYMENT AGREEMENT

Mark A. Bock

June 14, 2007

Executive is based upon the outcome and performance of the Company and is part of the overall bonus pool. The bonus pool goals are to include a net profit goal for the Company and the bonus pool can be paid only after and when the net income goal is achieved. The amount of the bonus pool to be paid shall not reduce the amount of net profit earned by the company and must be earned over and above the net profit of the Company.

Stock Options: Stock Options in the amount of 2,650,000M shares have been approved by the Board of Directors. The Executive may from time-to-time purchase or may be awarded or presently may hold stock, warrants or stock options of the Company and is subject to the 2007 Incentive Plan. The stock, warrants, or stock options may be exercisable on a cashless-transaction basis where the Executive receives the difference between the optimum market price for the option and the exercise price of the options less any applicable taxes, as required, to be deducted by the Company.

The Stock options are to have 10-year life and are not redeemable or to be cancelled by the Company upon termination of the Executive by either the Company or the Executive. All of the features including the 10-year life for Executive options, the non-redeemable features and the cashless-transaction features shall supersede any current or future stock, warrants, or stock option policies or other agreements of the Company regarding Company stock, warrants, or stock options.

401K Plans: The Executive shall be enrolled in the 401K plans provided for by the Company. The Executive shall be deemed 100% vested in 401 K plans after attaining the age of 51 years.

Communication Expenses: The Company shall pay all monthly expenses for cellular phones and any high-speed communications service charges to deliver these services. The Company shall not pay for land line or land line long distance calls considered as personal expenses which belong to the Executive. The Executive shall deduct any such land line personal calls for communication expenses.

Travel Expenses: Reasonable and normal expenses for travel including vehicle, train, air and ground expenses shall be reimbursed by the Company to the Executive on a prompt basis. The Executive is responsible for providing the proper receipts and documentation as acceptable to the Company’s accounting and audit rules and regulations for all such travel. Spousal travel is permitted, providing the Executive is responsible for those expenses which may be in addition to the Executive’s travel expense. In the event the Executive is traveling for business three (3) consecutive days or over a weekend, all the expenses of Spousal travel shall be paid for by the Company. Business class shall be used by the Executive when travel exceeds four (4) consecutive hours. In addition, the Company shall pay to the Executive an automobile allowance in an amount not to exceed $1,000 per month to be used for an automobile lease, licenses and insurance. State, local and Federal taxes shall be paid for by the Company and grossed up to provide for this allowance to be tax-free to the Executive.

Vacation: The Executive shall be entitled to a fully paid yearly vacation consisting of fifteen (15) days excluding the normal holiday closing of the Company between Christmas and New Year of each year which are not to be considered as part of the 15 days. Except by written approval by the Chairman and CEO, no more than seven (7) days may be taken by the Executive as contiguous to each other and must have one month separation between any seven (7) contiguous days. Vacation unused by the Executive may be accrued from year-to-year at the discretion of the Executive. The Executive may be compensated with fully vested stock options or cash settlements at the end of each fiscal year for any unused vacation during each year, at the option of the Executive.

EXTENSION EXECUTIVE EMPLOYMENT AGREEMENT

Mark A. Bock

June 14, 2007

Termination: The Company may terminate the Executive at any time, for cause, for which the Executive must be proven guilty of a felonious act by a Court of Law, by written notice from the Board of Directors. In the event the Company terminates the Executive without cause, the Executive shall be entitled to all compensation and benefits for the balance of the term of this Extended Employment Agreement. In the event that the Executive is proven not-guilty of a felonious act and has been terminated this contract shall not be cancelled and remains in full force and effect until its natural termination on March 31, 2010.

Limited Effect By Waiver Of The Company: Should the Company waive or breach any provision of this agreement by the Executive, that waiver shall not operate or be construed as a waiver of further breach by the Executive.

Severability: If, for any reason, any provision of this agreement is held invalid, all other provisions of this agreement shall remain in effect. If these agreements held are invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Executive shall be deemed reinstated as if this agreement had not been executed.

Assumption of Agreement By Company’s Successors and Assigns: The Company’s rights and obligations under this agreement will become the obligation of and be binding upon the Company’s successors and assignees. In the event of a change of control of the Company as defined by either the IRS, SEC regulations, Company Articles of Incorporation, its Bylaws or change of control from the sale, merger or takeover of 15% of the Company to individuals, investors or another entity for whatever reason, this agreement shall remain in full force and effect until its natural termination on March 31, 2010.

Oral Modifications Not Binding: This agreement is the entire agreement of the Company and the Executive. Oral modifications have no effect. It may be altered only by a written agreement approved by the Board of Directors and accepted by the Executive.

Indemnification: The Company shall in all instances and under all circumstances indemnify the Executive from any and all of his actions in performing his duties and shall receive the same indemnification after his employment by the Company regardless if the Executive is terminated with or without cause or if terminated by the Executive with the exception of any felonious acts as proven guilty by a Court of law.

Governing Law: This agreement shall be governed by and construed in accordance with the laws of the State of Florida, County of Collier.

EXTENSION EXECUTIVE EMPLOYMENT AGREEMENT

Mark A. Bock

June 14, 2007

IN WITNESS WHEREOF, the parties hereto have executed this Extended Executive Agreement effective as of the 16th day of June, 2007.

SIGNATURE PAGE

EXTENSION EXECUTIVE EMPLOYMENT AGREEMENT

Mark A. Bock

	COMPANY Certified Diabetic Services, Inc. Mr. Lowell M. Fisher, Chairman and CEO By order of the Board of Directors:		EXECUTIVE Mark A. Bock

By:	/s/ Lowell M. Fisher	By:	/s/ Mark A. Bock
	Lowell M. Fisher		Mark A. Bock

COMPANY
Certified Diabetic Services, Inc.
Board of Directors:

/s/ Joy M. Melton
Joy M. Melton, Director

/s/ James E. Postema
James E. Postema, Director

/s/ Ronald L. Stutzman
Ronald L. Stutzman, Director

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